Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macquarie Infrastructure Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333‑213139, 333-204349, and 333-181779) and registration statement on Form S-3 (No. 333-230220) of Macquarie Infrastructure Corporation of our reports dated February 17, 2021, with respect to the consolidated balance sheets of Macquarie Infrastructure Corporation as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Macquarie Infrastructure Corporation.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-2, Leases (Topic 842).

/s/ KPMG LLP

Dallas, Texas
February 17, 2021